IEG Holdings Urges LendingClub Board to Enter into Negotiations with IEG Holdings and to also Explore Opportunities in the Crypto/Blockchain Sector

Las Vegas, Nevada – (January 23, 2018) – IEG Holdings Corporation (OTCQB: IEGH) (“IEG Holdings”) has commenced a tender offer to exchange 13 shares of IEG Holdings’ common stock for each share of LendingClub Corporation (“LendingClub”) common stock, up to an aggregate of 20,701,999 shares of LendingClub common stock, representing approximately 4.99% of LendingClub’s outstanding shares as of October 31, 2017, validly tendered and not properly withdrawn in the offer. The offer is scheduled to expire at 5:00 p.m., Eastern time, on Thursday, February 22, 2018, unless the offer is extended or earlier terminated.

IEG Holdings urges LendingClub to enter into negotiations with IEG Holdings, rather than simply dismissing the tender offer. IEG Holdings also encourages LendingClub to explore opportunities in the crypto/blockchain sector, as IEG Holdings believes LendingClub’s use of blockchain technology may increase cash flow security, transparency and customer loan risk analysis with an open ledger. IEG Holdings believes that the LendingClub board of directors should be held accountable by its shareholders for continuing to pursue a flawed, slim margin “broker” business model and ignoring blockchain technology.

Based on the closing prices of IEG Holdings’ and LendingClub’s common stock on January 22, 2018, the aggregate market value of 13 shares of IEG Holdings offered in the offer is approximately 12.1% MORE than the value of one LendingClub share.

	Market Price Per Share	Total Value
	(as of January 22, 2018)
1 Share of LendingClub Common Stock	$4.06	$4.06
13 Shares of IEG Holdings Common Stock	$0.35	$4.55

AMOUNT YOU MAY POTENTIALLY GAIN:		$0.49 per Share

IEG Holdings has identified what it believes to be a number of major risks and problems with the LendingClub business and management:

●	Flawed, slim-margin, loss-making business model
●	Weak underwriting standards
●	Lack of company-owned state lending licenses
●	Unsustainable funding sources
●	Lack of leadership and excessive cost structure
●	Poor stock market performance and zero dividends to shareholders

IEG Holdings’ Reasons for the Offer

IEG Holdings believes that changing LendingClub’s business model to a balance sheet lender model would enable the company to generate significantly higher gross margins, provide significantly higher long duration cash flow from customers, build increased customer goodwill with customers and enable increased customer refinancing. The longer duration cash flow would provide more flexibility in reducing lending volumes during periods when underwriting risk levels are rising, as the company would be less dependent on brokering new loan deals every day to provide revenue. Becoming a balance sheet lender rather than a broker of loans would also remove the inherent potential conflict of interest and hazard of providing loans as a broker with potential lax underwriting standards due to the company and employees not taking the full risk of loan repayment. The addition of individual state licenses also is likely to reduce the regulatory risk of being operationally dependent on third parties for lending licenses. LendingClub could initially utilize its existing cash at bank to conduct balance sheet lending and then utilize customer principal and interest repayments, seeking additional debt or equity funding for additional growth of its loan book.

In reaching its decision to approve the offer and the acquisition of LendingClub shares, Paul Mathieson, IEG Holdings’ sole director, consulted with IEG Holdings’ senior management team and considered a number of factors, including the following material factors which Mr. Mathieson viewed as supporting his decision to approve the offer and the acquisition:

●	IEG Holdings intends to encourage LendingClub to undertake substantial costs cuts by terminating excess employees, achieving substantial cuts in advertising/marketing costs and other significant cost cutting measures;

●	IEG Holdings intends to encourage LendingClub to transform its broker business model with low gross margins and high volumes to focus on high gross margin unsecured loans to near prime clients with strong underwriting, company owned individual state licenses and retention of loans on its balance sheet to secure long duration cash flow from longer term loans;

●	IEG Holdings intends to encourage Lending Club to explore opportunities in the crypto/blockchain sector; and

●	The acquisition of LendingClub shares would substantially increase shareholder equity for IEG Holdings’ stockholders.

Consummation of the offer is conditioned upon satisfaction of certain customary conditions. Shares that are tendered pursuant to a notice of guaranteed delivery but not actually delivered to the depository and exchange agent for the tender offer, Computershare Trust Company, N.A., prior to the expiration time of the offer will not be deemed to be validly tendered into the offer unless and until such shares underlying such notices of guaranteed delivery are delivered.

Complete terms and conditions of the offer are set forth in the Letter of Transmittal and other related materials and in the registration statement on Form S-4, which were filed by IEG Holdings with the Securities and Exchange Commission (the “SEC”) on January 5, 2018.

Copies of the Letter of Transmittal and other related materials are available free of charge from Okapi Partners LLC, the information agent for the offer. LendingClub stockholders who have questions regarding the tender offer should contact the information agent at info@okapipartners.com or (855) 208-8903 (toll-free). Computershare Trust Company, N.A. is acting as depository for the tender offer.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. IEG Holdings has filed with the SEC a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO containing a letter of transmittal and other documents relating to the tender offer. IEG Holdings or LendingClub will mail these documents without charge to LendingClub common stockholders. Investors and stockholders should read those filings carefully as they contain important information about the tender offer. These documents, as well as IEG Holdings’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at IEG Holdings’ website at www.investmentevolution.com. The information contained on the SEC’s and IEG Holdings’ websites is not incorporated by reference in this press release and should not be considered to be a part of this press release. The letter of transmittal and related materials may also be obtained without charge by contacting Okapi Partners LLC, the information agent for the offer, at info@okapipartners.com or (855) 208-8903 (toll-free).

About IEG Holdings Corporation

IEG Holdings Corporation is an SEC reporting fintech company that provides online $5,000 and $10,000 unsecured consumer loans under the brand name, “Mr. Amazing Loans”, via its website and online application portal at www.mramazingloans.com. IEG Holdings currently offers $5,000 and $10,000 unsecured consumer loans that mature in five years. IEG Holdings is a direct lender with state licenses and/or certificates of authority in 20 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah, Virginia and Wisconsin. IEG Holdings provides loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office.

IEG Holdings has formed Investment Evolution Crypto, LLC, a wholly owned subsidiary of IEG Holdings (“Crypto”). Crypto will explore the legalities and economic risks and benefits of entering into a joint venture with Investment Evolution Corporation, a wholly owned subsidiary of IEG Holdings (“IEC”), to accept repayment of customer loans in the form of crypto/blockchain currencies such as Bitcoin and provide the crypto equivalent of $5,000 and $10,000 loans to customers. IEG Holdings also plans to utilize a gold resource to investigate creating, through Crypto, its own gold metal-backed and Securities and Exchange Commission registered crypto/blockchain currency, and potentially offer loans and accept loan repayments in its own crypto/blockchain currency. Prior to launching these plans, Crypto will investigate the legalities and economic risks and benefits of its plans. Crypto has not begun operations and is in the development planning stages to explore these business opportunities in this time of changing technology. For more information about IEG Holdings, visit www.investmentevolution.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in IEG Holdings’ filings with the SEC. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond IEG Holdings’ control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects IEG Holdings’ current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. IEG Holdings assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

The contents of IEG Holdings’ website referenced herein are not incorporated into this press release.

Contact:

Paul Mathieson

IEG Holdings Corporation

Chairman/CEO and Founder

info@investmentevolution.com